EXHIBIT 99.1

Maywood Acquisition Corp. 2 Announces Separate Trading of its Class A Ordinary Shares, Rights and Warrants

NEW YORK, May 13, 2026—Maywood Acquisition Corp. 2 (NASDAQ: MYXXU) (the “Company”) announced today that, commencing on or about May 15, 2026, holders of its units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares, rights and warrants included in the units. The Class A ordinary shares, rights and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “MYX,” “MYXXR” and “MYXXW,” respectively. No fractional rights will be issued upon separation of the units and only whole rights will trade. Those units not separated will continue to trade on Nasdaq under the symbol “MYXXU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares, rights and warrants.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus relating to the Company’s initial public offering filed with the SEC on April 14, 2026. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Zikang Wu

ir@maywoodacq2.com